Exhibit 99.1

NEWS
RELEASE

2009-02

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS FOURTH QUARTER EARNINGS

HOUSTON, TEXAS, February 26, 2009 – Frontier Oil Corporation (NYSE: FTO) today announced a net loss of $97.4 million, or $0.94 per share, for the quarter ended December 31, 2008, compared to net income of $43.4 million, or $0.41 per diluted share, for the quarter ended December 31, 2007.  The fourth quarter 2008 results include an after-tax inventory loss of $245.1 million, or $2.38 per share, and an after-tax hedging gain of $115.6 million, or $1.12 per share, compared to an after-tax inventory gain of $40.8 million, or $0.39 per diluted share, and an after-tax hedging loss of $31.5 million, or $0.30 per diluted share, for the comparable period in 2007.

For the twelve months ended December 31, 2008, net income totaled $80.2 million, or $0.77 per diluted share, compared to net income of $499.1 million, or $4.62 per diluted share, for the twelve months ended December 31, 2007.  The 2008 results include an after-tax inventory loss of $157.4 million, or $1.52 per diluted share, and an after-tax hedging gain of $90.8 million, or $0.88 per diluted share, compared to an after-tax inventory gain of $78.4 million, or $0.73 per diluted share, and an after-tax hedging loss of $53.6 million, or $0.50 per diluted share, for the comparable period in 2007.

Frontier’s President and CEO, Mike Jennings, commented, “Apart from the effect of a large inventory loss attributable to a $60 drop in WTI prices and our FIFO accounting method, Frontier produced a good financial result for the quarter including operating cash flow of $76.9 million.  Our fourth quarter benefited from record setting distillate yields in El Dorado and record setting coker throughput in Cheyenne.”

A full quarter of operating the expanded coker and new vacuum tower in El Dorado allowed the refinery to achieve record diesel yields as high as 48 percent of total crude charge, which were meaningful in a period of very low gasoline margins.  The gasoline crack spread averaged negative $0.95 per barrel for the quarter ended December 31, 2008, compared to $4.72 per barrel for the quarter ended December 31, 2007.  The diesel crack spread averaged $21.81 per barrel for the fourth quarter, compared to $17.51 per barrel for the same period in 2007.

Crude oil differentials also weakened in the fourth quarter of 2008 partially due to lower WTI prices.  The light/heavy crude differential averaged $15.27 per barrel for the fourth quarter of 2008, compared to $27.96 per barrel for the fourth quarter of 2007, and $17.38 per barrel for the full year 2008, compared to $19.65 per barrel in 2007.  The WTI/WTS spread averaged $3.30 per barrel in the most recent quarter, compared to $6.95 per barrel for the fourth quarter of 2007, and $3.92 per barrel for the full year 2008, compared to $5.02 per barrel in 2007.

Total refinery charges for the fourth quarter of 2008 were 185,599 barrels per day, up from 157,772 barrels per day for the fourth quarter of 2007 due to the Cheyenne coker downtime in late 2007 and also due to the 20,000 barrel per day increase to El Dorado’s refining capacity in 2008.   As a result of favorable local light crude differentials and less attractive light/heavy crude differentials, Frontier increased its light crude oil charge to 39,665 barrels per day for the most recent quarter, compared to 19,849 barrels per day for the fourth quarter of 2007.  Frontier continues to benefit from its flexibility in buying and refining a wide variety of crude oils.  Our average crude oil cost for the fourth quarter was $52.35 per barrel, which represented an average discount of $6.16 per barrel versus the alternative of running WTI as the sole feedstock.  This crude advantage helped offset weak gasoline margins experienced during the quarter.

For the three months ended December 31, 2008, Frontier generated cash from operations of $76.9 million.  Frontier’s cash balance at December 31, 2008 was $483.5 million, up from $464.0 million in the previous quarter despite $49.2 million in net capital expenditures.  As of December 31, 2008, there were no cash borrowings under the Company’s revolving credit facility, and the net debt to book capitalization ratio was negative 14.9 percent.  For the twelve months ended December 31, 2008, Frontier generated cash from operations of $297.3 million, while investing $216.8 million in net capital expenditures, $67.0 million in share repurchases, and $23.1 million in dividends.

Conference Call

A conference call is scheduled for today, February 26, 2009 at 11:00 a.m. eastern time, to discuss the financial results.  To access the call, please dial (888) 211-0226 several minutes prior to the call.  For those individuals outside the United States, please call (913) 312-0828.  A recorded replay of the call may be heard through March 12, 2009 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 4427813.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 130,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
INCOME STATEMENT DATA ($000s except per share)
Revenues	$6,498,780	$5,188,740	$1,348,139	$1,319,637
Raw material, freight and other costs	5,950,782	4,039,235	1,384,790	1,139,066
Refining operating expenses, excluding depreciation	321,364	300,542	76,503	90,183
Selling and general expenses, excluding depreciation	44,169	55,343	11,790	13,488
Gain (loss) on sale of assets	44	15,214	-	(18)
Operating income (loss) before depreciation	182,509	808,834	(124,944)	76,882
Depreciation, amortization and accretion	65,756	53,039	17,684	15,076
Operating income (loss)	116,753	755,795	(142,628)	61,806
Interest expense and other financing costs	15,130	8,773	8,087	1,744
Interest and investment income	(5,425)	(21,851)	(734)	(4,154)
Provision for income taxes	26,814	269,748	(52,607)	20,799
Net income (loss)	$80,234	$499,125	$(97,374)	$43,417
Net income (loss) per diluted (basic) share	$0.77	$4.62	$(0.94)	$0.41
Average shares outstanding (000s)	103,607	107,970	103,211	105,664

OTHER FINANCIAL DATA ($000s)
Adjusted EBITDA (1)	$182,509	$808,834	$(124,944)	$76,882
Cash flow before changes in working capital	231,993	566,165	(1,655)	57,401
Working capital changes	65,282	(137,152)	78,540	(81,304)
Net cash provided (used) by operating activities	297,275	429,013	76,885	(23,903)
Net cash used by investing activities	(216,835)	(280,013)	(49,161)	(62,401)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	161,837	164,877	185,599	157,772
Gasoline yields	76,573	76,974	88,680	72,173
Diesel yields	58,748	55,889	75,256	51,475
Total sales	166,372	170,148	191,952	161,899

Refinery operating margins information ($ per bbl)
Refined products revenue	$104.15	$84.85	$65.57	$91.99
Raw material, freight and other costs	97.73	65.04	78.42	76.47
Refinery operating expenses, excluding depreciation	5.28	4.84	4.33	6.05
Depreciation, amortization and accretion	1.08	0.85	1.00	1.01

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$17.15	$18.95	$15.68	$26.95
WTI/WTS differential ($ per bbl)	3.92	5.02	3.30	6.95
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	17.85	21.00	14.40	29.20

BALANCE SHEET DATA ($000s)	At December 31, 2008		At December 31, 2007
Cash, including cash equivalents (a)		$483,532		$297,399
Working capital		651,352		529,510
Short-term and current debt (b)		-		-
Total long-term debt (c)		347,220		150,000
Shareholders' equity (d)		1,051,140		1,038,614
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-14.9%		-16.5%

(1) Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the twelve months and three months ended December 31, 2008 and 2007 is reconciled to net income as follows:

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands)
Net income (loss)	$80,234	$499,125	$(97,374)	$43,417
Add provision (benefit) for income taxes	26,814	269,748	(52,607)	20,799
Add interest expense and other financing costs	15,130	8,773	8,087	1,744
Subtract interest and investment income	(5,425)	(21,851)	(734)	(4,154)
Add depreciation, amortization and accretion	65,756	53,039	17,684	15,076
Adjusted EBITDA	$182,509	$808,834	$(124,944)	$76,882

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